Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Promotes Peter Yin to Chief Financial Officer

SAN DIEGO, CA, January 19, 2021 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced Peter Yin as its Chief Financial Officer. Mr. Yin has served as RF Industries’ interim CFO since July 2020.

"I am pleased to announce Peter’s well-deserved promotion to CFO," said Robert Dawson, President and CEO of RF Industries. “He has done a tremendous job overseeing our finances and managing our expenses during an extremely challenging operating environment. Peter has also played a big role in our transformation during the past few years and I look forward to partnering with him on the key initiatives that will drive our long-term growth.”

Mr. Yin joined RF Industries in September 2014 as Corporate Controller and was promoted to Senior Vice President, Finance & Operations in November 2019. He previously worked at Sony Corporation of America in Corporate Audit and at Grant Thornton in the Assurance practice.

"RF Industries' story has never been more compelling given the state of the world,” said Peter, Senior Vice President and CFO. “Our products help connect people to people and people to things. I am incredibly energized to help lead the company to its next phase of growth tied with operational and financial excellence. I want to thank everyone at RF Industries from our courageous production workers and staff to executive leadership for trusting me in this critical role."

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

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